As filed with the Securities and Exchange Act on March 30, 2015

Registration No. 333-165094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S‑8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	30-0168701
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

PIPER JAFFRAY COMPANIES
2010 EMPLOYMENT INDUCEMENT AWARD PLAN
(Full title of the plan)

John W. Geelan
General Counsel and Secretary
Piper Jaffray Companies
800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota 55402
(Name and address of agent for service)

(612) 303-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☑	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-165094) (the “Registration Statement”) filed by Piper Jaffray Companies (the “Company”) with the Securities and Exchange Commission on February 26, 2010. The Registration Statement registered an aggregate of 400,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), to be issued pursuant to the Company’s 2010 Employment Inducement Award Plan (the “Inducement Plan”).
The final equity awards granted under the Inducement Plan vested on March 1, 2015. As a result, the Company terminated the Inducement Plan on March 25, 2015. This Post-Effective Amendment No. 1 to the Registration Statement hereby deregisters 303,240 shares of Common Stock of the Company that were previously registered pursuant to the Registration Statement and were available for grant under the Inducement Plan or subject to awards under the Inducement Plan that have been forfeited, canceled, settled, or otherwise terminated without a distribution of shares to a participant as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 30, 2015.

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff
Name: Andrew S. Duff
Title: Chairman and Chief Executive Officer
No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.